Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated as of March 14 , 2005

By and Among

RAYOVAC CORPORATION,

TRITON MANAGERS LIMITED,

BGLD MANAGERS LIMITED,

AXA PRIVATE EQUITY FUND II-A,

AXA PRIVATE EQUITY FUND II-B,

HARALD QUANDT HOLDING GMBH,

TETRA MANAGERS BETEILIGUNGSGESELLSCHAFT MBH,

and

TRITON MANAGERS LIMITED, AS SELLERS’ REPRESENTATIVE

ARTICLE I DEFINITIONS		2
§1.	Definitions.	2
§1.1	Defined Terms.	2
§1.2	Additional Defined Terms.	6
§1.3	Construction.	7
§1.4	Exhibits, Annexes and Sellers’ Disclosure Letter	8
§1.5	Knowledge.	8

ARTICLE II SALE OF SHARES		8
§2.1	Sale of Shares.	8
§2.2	Delivery of Estimated Working Capital, Cash and Capital Expenditures Statements; Purchase Price; Payment of Repaid Indebtedness and Transaction Expenses.	9
§2.3	Post-Closing Purchase Price Determination.	10
§2.4	Closing.	12

ARTICLE III REPRESENTATIONS OF EACH SELLER		12
§3.	Representations of Each Seller.	12
§3.1	Ownership of Shares; Existence and Good Standing of Seller.	12
§3.2	Authorization; Non-Contravention.	13
§3.3	Consents and Approvals; No Violations.	13
§3.4	Litigation	14

ARTICLE IV REPRESENTATIONS OF SELLERS		14
§4.	Representations of Sellers.	14
§4.1	Organization and Qualification; Subsidiaries.	14
§4.2	Capitalization.	15
§4.3	Financial Statements; Liabilities.	15
§4.4	Absence of Certain Changes.	16
§4.5	Material Contracts.	16
§4.6	Litigation.	18
§4.7	Compliance with Laws; Permits.	18
§4.8	Taxes.	18
§4.9	Intellectual Property.	20
§4.10	Employee Matters.	21
§4.11	Employee Benefit Plans.	21
§4.12	Brokers’ or Finders’ Fees.	22
§4.13	Environmental Laws and Regulations.	22
§4.14	Real and Personal Property.	23
§4.15	Related Party Transactions	23
§4.16	Customers and Suppliers.	23
§4.17	Product Compliance.	24
§4.18	Exclusivity of Representations.	24

ARTICLE V REPRESENTATIONS OF PURCHASER		24
§5.	Representations of Purchaser.	24
§5.1	Existence and Good Standing of Purchaser.	24
§5.2	Authorization; Non-Contravention.	25
§5.3	Consents and Approvals; No Violations.	25
§5.4	Purchase for Investment.	25
§5.5	Financial Ability.	25
§5.6	Accounting Principles.	26
§5.7	Investigation by Purchaser; Sellers’ Liability.	26
§5.8	Contact with Customers and Suppliers.	26
§5.9	Brokers’ or Finders’ Fees.	27
§5.10	Exclusivity of Representations.	27

ARTICLE VI COVENANTS		27
§6.1	Conduct of Business of the Company.	27
§6.2	Access and Information.	29
§6.3	Commercially Reasonable Efforts.	30
§6.4	Public Announcements.	31
§6.5	Employee Benefit Plans.	31
§6.6	Notification of Certain Matters.	32
§6.7	Transfer Taxes.	32
§6.8	Antitrust Laws.	32
§6.9	Appointment of Sellers’ Representative.	34
§6.10	Tax Elections.	35
§6.11	No Solicitations.	35
§6.12	Nondisclosure.	35
§6.13	Foreign Subsidiaries.	36

ARTICLE VII CONDITIONS TO CLOSING		37
§7.1	Conditions to the Obligations of Each Party.	37
§7.2	Conditions to Obligations of Purchaser.	37
§7.3	Conditions to Obligations of Sellers.	39
§7.4	Frustration of Closing Conditions.	39

ARTICLE VIII TERMINATION AND ABANDONMENT		39
§8.1	Termination.	39
§8.2	Effect of Termination.	41

ARTICLE IX MISCELLANEOUS		41
§9.1	Fees and Expenses.	41
§9.2	Survival of Representations and Warranties; Covenants.	41
§9.3	Notices.	41
§9.4	Entire Agreement.	42
§9.5	Disclosure.	43
§9.6	Release.	43

§9.7	Binding Effect; Benefit; Assignment; Amendment.	43
§9.8	Counterparts.	44
§9.9	Applicable Law.	44
§9.10	Severability.	44
§9.11	Specific Performance.	44
§9.12	Waiver of Jury Trial.	45
§9.13	Rules of Construction.	45
§9.14	No Strict Construction.	45
§9.15	Table of Contents; Captions	45

ANNEX I	Triton Persons
ANNEX II	Shares
ANNEX III	Current Assets
ANNEX IV	Current Liabilities
EXHIBIT A	Share Purchase Agreement
EXHIBIT B	Form of Escrow Agreement

v

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of March 14, 2005, by and among Rayovac Corporation (“Purchaser”), a Wisconsin corporation, Triton Managers Limited (“Triton Managers”), a limited liability company organized under the laws of Jersey, Channel Islands, acting in its own name but for the account of those Persons set forth on Annex I hereto, BGLD Managers Limited (“BGLD Managers”), a limited liability company organized under the laws of Jersey, Channel Islands, acting in its own name but for the account of BGLD Co-Invest Limited Partnership, AXA Private Equity Fund II-A (“APEF II-A”), a Fonds Commun de Placement à Risques, represented by its management company AXA Investment Managers Private Equity Europe S.A., AXA Private Equity Fund II-B (“APEF II-B”), a Fonds Commun de Placement à Risques, represented by its management company AXA Investment Managers Private Equity Europe S.A., Harald Quandt Holding GmbH (“Harald Quandt”), a limited liability company organized under the laws of the Federal Republic of Germany and Tetra Managers Beteiligungsgesellschaft mbH (“Tetra Managers”, and collectively with Triton Managers, BGLD Managers, APEF II-A, APEF II-B and Harald Quandt, “Sellers” and each, a “Seller”), a limited liability company organized under the laws of the Federal Republic of Germany, being all of the shareholders of Tetra Holding GmbH (the “Company”), a limited liability company organized under the laws of the Federal Republic of Germany, and Triton Managers (“Sellers’ Representative”), as Sellers’ Representative.

W I T N E S S E T H:

WHEREAS, each Seller owns the shares of the Company set forth opposite such Seller’s name on Annex II hereto (collectively, the “Shares”), such Shares representing all of the equity interests in the Company;

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares pursuant to this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the equity interests of the Company.

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS

§1. Definitions.

§1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Authorities” shall mean the Federal Cartel Office of Germany, the European Commission, the Fair Trade Commission of Japan, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental or Regulatory Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Act against Restraints of Competition, Council Regulation (EEC) No. 4064189, the Japanese Antimonopoly Act, the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Percentage” shall mean, with respect to each Seller, the percentage set forth opposite such Seller’s name on Annex II hereto.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York City, Frankfurt or London shall be authorized or required by law to close.

“Cash” means all cash and cash equivalents determined in accordance with IAS and IFRS; provided that the Foreign Subsidiary Amount shall be deemed to be Cash for purposes of this definition.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder.

“Contract” shall mean any contracts, agreements or instruments.

“Current Assets” shall mean those current assets set forth on Annex III hereto, in each case determined in accordance with IAS and IFRS, but shall not include Cash.

“Current Liabilities” shall mean those current liabilities set forth on Annex IV hereto, in each case determined in accordance with IAS and IFRS but shall not include any liabilities (including, but not limited to, liabilities for Taxes) resulting from (i) the sale of the Foreign Subsidiaries (as provided in Section 6.13 of this Agreement), (ii) any Transaction Expenses or (iii) any tax elections set forth in Section 6.10 of this Agreement.

“Environmental Laws” shall mean all German, European Union, United States or other applicable statutes, regulations, ordinances and similar provisions having the force or effect of law concerning pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Security Act of 1974, as amended, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Company or any of the Subsidiaries is treated as a single employer pursuant to Code Section 414(b) or (c), and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each “applicable section” under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” shall mean the account established by the Escrow Agent, pursuant to the Escrow Agreement, for the deposit of the Purchase Price Escrow Amount.

“Governmental or Regulatory Authority” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of Germany, the European Union, Japan, the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated thereunder.

“IAS” shall mean International Accounting Standards.

“IFRS” shall mean International Financial Reporting Standards.

“Indebtedness” of any Person shall mean (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, in each case that would be required, in accordance with IAS and IFRS to be disclosed on the balance sheet of such Person as of the date such obligations are being measured or calculated; (d) all obligations of such Person under leases required to be capitalized in accordance with IAS and IFRS; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) losses on interest rate swaps; (g) all obligations of the type referred to in clauses (a) through (f) of any other Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (f); provided, that Indebtedness shall not include (i) accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) Indebtedness owing from the Company to any of its wholly owned Subsidiaries or from any of the Subsidiaries of the Company to the Company or (iv) currency hedging agreements of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any intellectual property right owned or used by the Company or any of its Subsidiaries, including: (a) patents and patent applications (“Patents”), (b) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks and the goodwill related thereto (“Marks”), (c) registered and unregistered copyrights and mask works, and applications for registration of either (“Copyrights”), (d) internet domain names, (e) trade secrets, (f) research and development, know-how, recipes, surveys, inventions, compositions, processes and techniques, procedures, designs, drawings, specifications, and other proprietary and confidential information, and (g) any and all computer programs, databases and compilations, and work product used to design, plan, organize and develop any of the foregoing and all documentation related to any of the foregoing.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

“Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, transfer restrictions, proxies, voting trusts, shareholders’ agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

“Material Adverse Effect” shall mean, (a) when used with respect to Purchaser or Sellers, as the case may be, any materially adverse effect on the ability of Purchaser or Sellers, as the case may be, to perform their respective obligations hereunder, or (b) when used with respect to the Company, any circumstance, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided that, for purposes of this clause (b), none of the following shall, in each case, be deemed to constitute a “Material Adverse Effect” or shall be considered in determining whether a “Material Adverse Effect” has occurred: (i) changes in general economic or political conditions or the financing or capital markets in general or changes in currency exchange rates, (ii) changes in Laws or changes in accounting requirements or principles, (iii) changes affecting generally the industries or markets in which the Company or any of its Subsidiaries conduct business, (iv) the announcement, by Purchaser or Sellers, or pendency of the transactions contemplated by this Agreement or any communication by Purchaser of its plans or intentions (including in respect of employees) with respect to any of the businesses of the Company or any of its Subsidiaries, (v) the consummation of the transactions contemplated hereby or any actions by Sellers or the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vii) any action required to be taken under any Law or Order or any existing Contract by which the Company or any of its Subsidiaries (or any of their respective properties) is bound or (viii) any failure by the Company, in and of itself, to meet any internal projections or forecasts.

“Order” shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

“Permitted Liens” shall mean (a) Liens reflected on the Balance Sheet, (b) Liens consisting of zoning or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company or its Subsidiaries and (c) Liens for current taxes, assessments or governmental charges or levies not yet due and payable.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental or Regulatory Authority.

“Purchase Price Escrow Amount” shall mean €2,000,000, which amount is to be deposited by Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Repaid Indebtedness” shall mean all Indebtedness owing immediately prior to the Closing in connection with (a) the Senior Facilities Agreement, dated September 8, 2004, by and among the Company, Tetra Holdco GmbH Co. KG, certain Subsidiaries of the Company, The Royal Bank of Scotland PLC, Frankfurt Branch, as Mandated Lead Arranger, Agent, Issuing Bank and Security Agent and the lenders listed on Part II of Schedule I thereto and (b) the Mezzanine Facility Agreement, dated September 8, 2004, by and among the Company, Tetra Holdco GmbH & Co. KG certain Subsidiaries of the Company, The Royal Bank of Scotland PLC, Frankfurt Branch, as Mandated Lead Arranger, Agent and Security Agent and the lenders listed on Part II of Schedule I thereto, including in each case, any accrued interest and prepayment penalties, premiums and similar amounts.

“Site Consolidation Capital Expenditures” shall mean all capital expenditures incurred by the Company and/or its Subsidiaries after June 1, 2005, relating to the consolidation of the Company’s German manufacturing sites, through closure of the packaging and filling factory in Offelten and relocation of such operations to a new building in Melle.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a 50% equity interest.

“Transaction Expenses” shall mean all fees, costs, charges, expenses and obligations that are unpaid and outstanding immediately prior to the Closing and were incurred by the Company in connection with the services provided by White & Case LLP, PriceWaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft and J.P. Morgan Securities Inc. (each, a “Transaction Expense Obligee”) relating to the transactions contemplated by this Agreement.

“Working Capital” shall mean Current Assets minus Current Liabilities.

“Working Capital Target Amount” shall mean €30,300,000.

§1.2 Additional Defined Terms. In addition to the terms defined in §1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below.

Defined Term	Section
Acquisition Transaction	§6.11
Agreement	Preamble
APEF II-A	Preamble
APEF II-B	Preamble
Arbitrator	§2.3(b)(ii)(x)
Knowledge of Sellers	§1.5
Leases	§4.5(m)
Marks	§1.1
Material Contracts	§4.5
Notice of Objection	§2.3(b)

Defined Term	Section
Balance Sheet	§4.3(a)
Balance Sheet Date	§4.3(a)
BGLD Managers	Preamble
Claims	§9.6
Closing	§2.4
Closing Date	§2.4
Closing Date Capital Expenditures	§2.3(a)
Closing Date Cash	§2.3(a)
Closing Date Working Capital	§2.3(a)
Company	Preamble
Confidential Information	§6.12
Confidentiality Agreement	§6.2(d)
Copyrights	§1.1
Employee Benefit Plans	§4.11(a)
Escrow Agent	§7.2(d)
Escrow Agreement	§7.2(d)
Estimated Capital Expenditures	§2.2(a)
Estimated Cash	§2.2(a)
Estimated Working Capital	§2.2(a)
EUR	§1.3(e)
Final Capital Expenditures	§2.3(b)(iii)
Final Cash	§2.3(b)(iii)
Final Working Capital	§2.3(b)(iii)
Foreign Subsidiaries	§6.13
Foreign Subsidiary Amount	§6.13
Harald Quandt	Preamble
Owned Real Property	§4.14
Patents	§1.1
Permits	§4.7(b)
Purchase Price	§2.2(b)(i)
Purchaser	Preamble
Releasee	§9.6
Releasor	§9.6
Representatives	§6.11
Returns	§4.8(a)
Seller	Preamble
Sellers	Preamble
Sellers’ Disclosure Letter	§1.5
Sellers’ Representative	Preamble
Shares	First Recital
Surviving Representations	§9.2
Taxes	§4.8(a)
Tetra France	§6.13
Tetra Italy	§6.13
Tetra Japan	§6.13
Tetra Managers	Preamble
Tetra Singapore	§6.13
Tetra UK	§6.13
Tetra US	§6.13
Trade Secret	§6.12
Transaction Expense Obligee	§1.1
TriggerDate	§2.4
Triton Managers	Preamble
€	§1.3(e)

§1.3 Construction. In this Agreement, unless the context otherwise requires:

(a) any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication but shall not refer to e-mail or other electronic communication;

(b) words expressed in the singular shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(c) references to Annexes, Articles, Sections, Exhibits, Schedules and Recitals are references to annexes, articles, sections, exhibits, schedules and recitals of this Agreement;

(d) reference to “day” or “days” are to calendar days;

(e) references to “EUR” and “€” are to the European Union’s Euro;

(f) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(g) “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(g) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement.

§1.4 Exhibits, Annexes and Sellers’ Disclosure Letter. The Exhibits, Annexes and the Sellers’ Disclosure Letter to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

§1.5 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of Sellers” or words of similar import, it shall mean the current, actual knowledge of the individuals set forth in Section 1.5 of the disclosure letter (the “Sellers’ Disclosure Letter”) delivered by the Sellers to Purchaser upon or prior to entering into this Agreement.

ARTICLE II

SALE OF SHARES

§2.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Sellers on the Closing Date, the Shares, free and clear of any and all Liens. Each Seller agrees to take such action as is reasonably necessary and legally required to reflect the sale, assignment, transfer and delivery of the Shares on the books and records of the Company and to provide Purchaser with such evidence of the same as is legally required or as Purchaser shall reasonably request (including, without limitation, execution of a notarial deed).

§2.2 Delivery of Estimated Working Capital, Cash and Capital Expenditures Statements; Purchase Price; Payment of Repaid Indebtedness and Transaction Expenses. (a) At least two (2) Business Days but no more than five (5) Business Days prior to the Closing Date, Sellers shall cause the Company to prepare and deliver to Purchaser (i)(x) a statement setting forth an estimate of the consolidated Working Capital of the Company and its Subsidiaries (“Estimated Working Capital”), (y) a statement setting forth an estimate of the amount of the consolidated Cash of the Company and its Subsidiaries (“Estimated Cash”) and (z) a statement setting forth an estimate of the amount of the Site Consolidation Capital Expenditures (“Estimated Capital Expenditures”), in each case as of the close of business on the day prior to the Closing Date, which shall quantify in reasonable detail the items constituting such Working Capital, Cash or, as the case may be, such Site Consolidation Capital Expenditures and (ii) a statement of the amount, if any, by which (x) the Estimated Working Capital exceeds the Working Capital Target Amount or (y) the Working Capital Target Amount exceeds the Estimated Working Capital. The statements of Estimated Working Capital, Estimated Cash and Estimated Capital Expenditures shall each be prepared in accordance with IAS and IFRS and in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Balance Sheet.

(b) In full consideration for the purchase by Purchaser of the Shares, subject to the provisions of Section 2.3 below, Purchaser shall pay at the Closing:

(i) to Sellers, an aggregate amount (such amount, the “Closing Payment Amount”) equal to (r) Four Hundred Fifteen Million Euros (€415,000,000.00), plus (s) the Estimated Cash, plus (t) the Estimated Capital Expenditures plus (u) the amount, if any, by which the Estimated Working Capital exceeds the Working Capital Target Amount, minus (v) the amount, if any, by which the Working Capital Target Amount exceeds the Estimated Working Capital, minus (w) the aggregate amount of Repaid Indebtedness, minus (x) the aggregate amount, if any, of Transaction Expenses, minus (y) the Purchase Price Escrow Amount minus (z) the Foreign Subsidiary Amount. Purchaser shall pay the Closing Payment Amount by paying to each Seller by wire transfer of immediately available funds to a bank account designated in writing by such Seller (such designation to be made at least two (2) Business Days prior to the Closing Date), the product of (x) the Closing Payment Amount multiplied by (y) such Seller’s Applicable Percentage;

(ii) to the holders of Repaid Indebtedness an amount sufficient to repay all such Repaid Indebtedness;

(iii) to each Transaction Expense Obligee an amount sufficient to pay all Transaction Expenses owing to such Transaction Expense Obligee; and

(iv) to the Escrow Agent, subject to the terms and conditions of the Escrow Agreement, an amount equal to the Purchase Price Escrow Amount.

§2.3 Post-Closing Purchase Price Determination.

(a) Promptly after the Closing Date, and in any event not later than sixty (60) days following the Closing Date, Purchaser shall cause the Company to prepare and deliver to Sellers’ Representative a statement of the consolidated Working Capital of the Company and its Subsidiaries (the “Closing Date Working Capital”), a statement of the consolidated Cash of the Company and its Subsidiaries (the “Closing Date Cash”) and a statement of the Site Consolidation Capital Expenditures (the “Closing Date Capital Expenditures”), in each case as of the close of business on the day prior to the Closing Date, which shall quantify in reasonable detail the items constituting such Working Capital, Cash or, as the case may be, such Site Consolidation Capital Expenditures. The statements of Closing Date Working Capital, Closing Date Cash and Closing Date Capital Expenditures shall each be prepared in accordance with IAS and IFRS and in a manner consistent with the policies and principles used by the Company in connection with the preparation of the Balance Sheet. Upon delivery of such statements by the Company, Purchaser shall cause the Company to provide Sellers’ Representative and its representatives with reasonable access during business hours to the books and records of the Company in order to allow Sellers’ Representative and its representatives to verify the accuracy of the determination by Purchaser of the Closing Date Working Capital, the Closing Date Cash and the Closing Date Capital Expenditures.

(b) (i) In the event that Sellers’ Representative does not object to the determination by Purchaser of the Closing Date Working Capital, the Closing Date Cash or the Closing Date Capital Expenditures by written notice of objection (the “Notice of Objection”) delivered to Purchaser within fifteen (15) Business Days after Sellers’ Representative’s receipt of the statements referred to in Section 2.3(a), such Notice of Objection to describe in reasonable detail Sellers’ Representative’s proposed adjustments to the Closing Date Working Capital, the Closing Date Cash or, as the case may be, the Closing Date Capital Expenditures, the Closing Date Working Capital, the Closing Date Cash and the Closing Date Capital Expenditures shall each be deemed final and binding.

(ii) If Sellers’ Representative delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

(x) Sellers’ Representative and Purchaser shall promptly endeavor to agree upon the determination of the Closing Date Working Capital, the Closing Date Cash or, as the case may be, the Closing Date Capital Expenditures. In the event that a written agreement determining the amount of the Closing Date Working Capital, the Closing Date Cash or, as the case may be, the Closing Date Capital Expenditures has not been reached within ten (10) Business Days after the date of receipt by Purchaser from Seller of the Notice of Objection, Purchaser’s determination of the Closing Date Working Capital, Closing Date Cash or, as the case may be, the Closing Date Capital Expenditures shall be submitted to Deloitte & Touche (Frankfurt) (the “Arbitrator”).

(y) The parties shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 2.3(b) along with a statement of the reasons therefor within thirty (30) days of the submission of any dispute concerning the determination of the Closing Date Working Capital, the Closing Date Cash or, as the case may be, the Closing Date Capital Expenditures to the Arbitrator. The decision of the Arbitrator shall be final and binding upon each party hereto and shall constitute an arbitral award that is final and non-appealable and upon which a judgment may be entered by any court of competent jurisdiction.

(z) The fees and disbursements of the Arbitrator shall be borne one-half by Sellers ratably in accordance with each Seller’s Applicable Percentage (which amount shall be paid, first, from the Purchase Price Escrow Amount (to the extent available after satisfaction of all obligations of the Sellers pursuant to Section 2.3(c)) and second, if necessary, by Sellers ratably in accordance with each Seller’s Applicable Percentage), and one-half by Purchaser.

(iii) The consolidated Working Capital of the Company and its Subsidiaries as finally determined in accordance with this Section 2.3(b) shall be referred to as the “Final Working Capital”; the amount of the consolidated Cash of the Company and its Subsidiaries as finally determined in accordance with this Section 2.3(b) shall be referred to as the “Final Cash”; the amount of the Site Consolidation Capital Expenditures as finally determined in accordance with this Section 2.3(b) shall be referred to as the “Final Capital Expenditures”; and the aggregate amount equal to the amount obtained when (r) Four Hundred Fifteen Million Euros (€415,000,000.00), plus (s) the Final Cash, plus (t) the Final Capital Expenditures, plus (u) the amount, if any, by which the Final Working Capital exceeds the Working Capital Target Amount, minus (v) the amount, if any, by which the Working Capital Target Amount exceeds the Final Working Capital, minus (w) the aggregate amount of Repaid Indebtedness, minus (x) the aggregate amount, if any, of Transaction Expenses minus (y) the Foreign Subsidiary Amount shall be referred to as the “Purchase Price”.

(c) If (i) the Purchase Price exceeds the aggregate of the Closing Payment Amount and the Purchase Price Escrow Amount, Purchaser shall pay to each Seller an amount equal to the aggregate of (A) the product of (x) the amount of such excess multiplied by (y) such Seller’s Applicable Percentage and (B) interest at a rate of 6.00% per annum on the amount of such excess beginning on the Trigger Date and ending on the date of such payment within three (3) Business Days after the determination of Final Working Capital, Final Cash and Final Capital Expenditures, by wire transfer of immediately available funds to the account designated by such Seller and the parties shall cause the Escrow Agent to immediately release the Purchase Price Escrow Amount held in the Escrow Account to the Sellers’ Representative for

distribution to the Sellers in amounts determined by reference to each Seller’s Applicable Percentage or (ii) the aggregate of the Closing Payment Amount and the Purchase Price Escrow Amount exceeds the Purchase Price, the parties shall cause the Escrow Agent to immediately release to Purchaser from the Purchase Price Escrow Amount an amount equal to the aggregate of (A) the amount of such excess and (B) interest at a rate of 6.00% per annum on the amount of such excess beginning on the Trigger Date and ending on the date of such payment and to immediately release to the Sellers’ Representative the balance, if any, of the Purchase Price Escrow Amount for distribution to the Sellers in amounts determined by reference to each Seller’s Applicable Percentage; provided, however, that if the Purchase Price Escrow amount is less than the amount of such excess, each Seller shall pay to Purchaser an amount equal to the product of (x) the amount of such deficiency multiplied by (y) such Seller’s Applicable Percentage within three (3) Business Days after the determination of Final Working Capital, Final Cash and Final Capital Expenditures, by wire transfer of immediately available funds to an account designated in writing by Purchaser.

§2.4 Closing. The sale referred to in Section 2.1 (the “Closing”) shall take place at the offices of White & Case LLP as soon as practicable after the last of the conditions set forth in Article VII is satisfied or waived, but in no event later than the fifth (5th) Business Day thereafter or at such other time and date as the parties hereto shall agree. Such date is herein referred to as the “Closing Date”. In the event that the Closing has not occurred prior to the later of (a) the date which is forty-five (45) days immediately following the date of this Agreement and (b) the date on which the conditions set forth in Section 7.2 are satisfied or, to the extent such conditions by their nature can only be satisfied at Closing, could be satisfied (such later date, the “Trigger Date”), then (i) at the time of the payment of the Closing Payment Amount, Purchaser shall pay Sellers interest at a rate of 6.00% per annum on the aggregate of the Closing Payment Amount and the Foreign Subsidiary Amount for the period beginning on the Trigger Date and ending on and including the day immediately preceding the Closing Date and (ii) the conditions set forth in Section 7.2(b) and Section 7.2(c) (other than to the extent such conditions relate to the Surviving Representations and the last sentence of Section 7.2(c)) shall no longer apply to the extent any failure of either or both such conditions to be satisfied is caused by circumstances, changes or effects occurring on or after the Trigger Date.

ARTICLE III

REPRESENTATIONS OF EACH SELLER

§3. Representations of Each Seller. Each Seller, with respect to itself, represents and warrants as follows:

§3.1 Ownership of Shares; Existence and Good Standing of Seller.

Such Seller is the lawful owner, beneficially and of record, of the Shares set forth opposite such Seller’s name on Annex II, free and clear of all Liens. Such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be. Except as set forth in Section 3.1 of the Sellers’ Disclosure Letter, there are no agreements to which such Seller is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of such Seller’s shares, and all of such agreements shall terminate or be terminated at or prior to the Closing.

§3.2 Authorization; Non-Contravention. Such Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by such Seller and no other corporate or other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming that this Agreement constitutes a valid and binding obligation of each other Seller and Purchaser, constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery and performance of this Agreement by such Seller does not (a) conflict with any of the provisions of the articles of association or by-laws or other equivalent organizational documents, as applicable, of such Seller, the Company or any of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any Contract to which such Seller, the Company or any of the Company’s Subsidiaries is a party or by which such Seller, the Company, any of the Company’s Subsidiaries or any of their respective assets are bound or subject, (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.3, contravene any Law or any Order, or (d) create or cause the acceleration of any liability of the Company or any of its Subsidiaries, excluding, in the case of clauses (b), (c) and (d) above, matters which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole and would not adversely affect the ability of such Seller to consummate the transactions contemplated hereby.

§3.3 Consents and Approvals; No Violations. No consent or filing of or to any Governmental or Regulatory Authority or other third party, which has not been received or made, is necessary or required with respect to such Seller, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated by this Agreement, except for (a) the consents or filings set forth in Section 3.3 of the Sellers’ Disclosure Letter and (b) any other consents or filings which, if not made or obtained, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole and would not adversely affect the ability of such Seller to consummate the transactions contemplated hereby.

§3.4 Litigation. As of the date of this Agreement, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental or Regulatory Authority, pending, or, to the knowledge of such Seller, threatened, against or affecting such Seller, or any of its properties or rights, except matters which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole and would not adversely affect the ability of such Seller to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS OF SELLERS

§4. Representations of Sellers. Sellers, severally and not jointly, represent and warrant to Purchaser on the date hereof, except as set forth in the Sellers’ Disclosure Letter:

§4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is duly organized or formed, as the case may be, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be. Each of the Company and its Subsidiaries has the corporate power and authority to own its property and carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business and, where applicable, in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except for such jurisdictions where the failure to be so qualified and, where applicable, in good standing, has a Material Adverse Effect with respect to the Company.

(b) The minute books and other organizational records of the Company and any of its Subsidiaries previously made available to Purchaser accurately reflect in all material respects the actions of the shareholders and board of directors (including committees thereof) of the Company or such Subsidiary, as applicable that are described therein. The stock certificate books and/or stock transfer ledgers of the Company and any of its Subsidiaries (to the extent either of such items is applicable to such Person) previously made available to Purchaser are true, correct and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of the Company or any of its Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps, if any, affixed.

(c) The copies of the organizational documents of the Company and each of its Subsidiaries, in each case as amended to date and that have been made available to Purchaser, are complete and correct, and no amendments thereto are pending.

§4.2 Capitalization. (a) The Company’s registered and paid in share capital is EUR 25,000. The Company does not have (i) any shares of capital stock reserved for issuance, or (ii) any outstanding or authorized options or warrants relating to its capital stock or any outstanding or authorized securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable and have not been issued in violation of any preemptive rights. Except as set forth in Section 4.2 of the Sellers’ Disclosure Letter, there are no agreements to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, and all of such agreements shall terminate or be terminated at or prior to the Closing.

(b) The Subsidiaries of the Company are set forth in Section 4.2(b) of the Sellers’ Disclosure Letter. All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. No Subsidiary of the Company has (i) any shares of its capital stock reserved for issuance, or (ii) any outstanding or authorized options or warrants relating to its capital stock or any outstanding or authorized securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary.

§4.3 Financial Statements; Liabilities. (a) Except as set forth in Section 4.3(a)(i) of the Sellers’ Disclosure Letter, the Company has heretofore furnished Purchaser with the consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2003, the combined statement for the Tetra Business as of December 31, 2002, and the consolidated unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2004, each together with the related consolidated or combined statements of operations and cash flow for the fiscal years then ended. Except as set forth in Section 4.3(a)(ii) of the Sellers’ Disclosure Letter, such financial statements have been prepared in accordance with IAS and IFRS and fairly present, in all material respects, the consolidated financial condition and results of the operations of the Company and its Subsidiaries and the consolidated changes in its financial position as of the respective dates thereof and for the periods so indicated. The consolidated unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2004 is referred to herein as the “Balance Sheet” and December 31, 2004 is referred to herein as the “Balance Sheet Date”.

(b) Except as set forth in Section 4.3(b) of the Sellers’ Disclosure Letter, neither the Company nor any of its Subsidiaries has any claims, obligations, liabilities or Indebtedness, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet or disclosed in the footnotes thereto, or (ii) claims, obligations, liabilities or Indebtedness not required under IAS or IFRS to be reflected in the Balance Sheet, that were incurred in the ordinary course of business and do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(c) Section 4.3(c) of the Sellers’ Disclosure Letter sets forth the Indebtedness of the Company and its Subsidiaries as of the date hereof including, where applicable, amounts thereof as of the date indicated in such disclosure.

§4.4 Absence of Certain Changes. Since the Balance Sheet Date (a) the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course, (b) neither the Company nor any of its Subsidiaries have materially increased the compensation of any officer or granted any general salary or benefits increase to their respective employees, other than in the ordinary course of business, (c) neither the Company nor any of its Subsidiaries have acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no change by the Company in accounting principles, practices or methods except as required by Law, IAS or IFRS, and (e) neither the Company nor any of its Subsidiaries have made or revoked any election concerning Taxes or Returns, changed any Tax reporting principles, methods or policies, settled or compromised any Tax claim, action, suit, litigation proceeding, arbitration, investigation, audit or controversy, or surrendered any right to claim a refund of Taxes except for such actions as, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

§4.5 Material Contracts. Section 4.5 of the Sellers’ Disclosure Letter sets forth all Contracts of the types described below to which, as of the date hereof, the Company or any Subsidiary is a party or is otherwise bound (the “Material Contracts”):

(a) all Contracts for the purchase of machinery, equipment or other personal property other than those that are for amounts not exceeding €100,000 or for purchases of inventory in the ordinary course of business;

(b) all employment, consulting and other Contracts with any individual who earned or was paid in excess of €100,000 per annum in 2004 or any severance, retention, change in control or similar Contract with any individual;

(c) all license, royalty or other Contracts relating to any of the Intellectual Property owned or used in the business of the Company or its Subsidiaries by the Company or any Subsidiary (other than “off-the-shelf”, shrinkwrap, clickwrap or other license commercially available to the industry on reasonable terms) that are material to the business of the Company and its Subsidiaries taken as a whole, as currently conducted;

(d) all Contracts (i) not to compete, (ii) that materially restrict the ability of the Company or any of its Subsidiaries to conduct business in any geographic region or (iii) that grant exclusivity to the counterparty;

(e) all mortgages, indentures, notes, bonds or other agreements relating to Indebtedness of the Company or any of its Subsidiaries;

(f) all Contracts with Affiliates ;

(g) all partnership or joint venture Contracts;

(h) all Contracts for the sale of any of the assets of the Company or any of its Subsidiaries with a purchase price exceeding €100,000, other than in the ordinary course of business;

(i) all Contracts relating to the acquisition by the Company or any of its Subsidiaries of any operating business or capital stock of any other Person;

(j) all Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person (other than advances or loans made to an employee of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice);

(k) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of its Subsidiaries;

(l) any other material Contracts (or group of related Contracts) the performance of which requires aggregate payments to or from the Company in excess of €100,000 per annum, other than Contracts entered into in the ordinary course of business;

(m) the leases related to real property leased by the Company or any of its Subsidiaries (the “Leases”); and

(n) any commitment to enter into any of the foregoing described in clauses (a) through (m).

Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or one of its Subsidiaries, and, to the Knowledge of Sellers, the other party or parties thereto, enforceable against each of them in accordance with its terms, except to the extent that (i) its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (ii) the failure to be enforceable would not be material to the Company and its Subsidiaries taken as a whole. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. There exists no (i) default or event of default by the Company or any of its Subsidiaries, or, to the Knowledge of Sellers, any other party to any such Material Contract with respect to any material term or provision of any such Material Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Company or any of its Subsidiaries or, to the Knowledge of Sellers, any other party thereto, with respect to any material term or provision of such Material Contract.

§4.6 Litigation. Except as set forth in Section 4.6 of the Sellers’ Disclosure Letter, there is no civil, criminal or administrative action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Governmental or Regulatory Authority, pending, or, to the Knowledge of Sellers, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would be reasonably expected to result in payments or losses by the Company or any of its Subsidiaries of €100,000 or more.

§4.7 Compliance with Laws; Permits. (a) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders, except for such failure to comply which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in Section 4.7(b) of the Sellers’ Disclosure Letter, each of the Company and its Subsidiaries has all permits, licenses, approvals, certificates and other authorizations (“Permits”), and has made all notifications, registrations, certifications and filings with all Governmental or Regulatory Authorities, necessary for the operation of its business as currently conducted, except where the failure to do so, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole. The matter disclosed in Section 4.7(b) of the Sellers’ Disclosure Letter would not reasonably be expected to result in a material disruption of the Company’s packaging and filling factory in Offelten, Germany prior to the relocation of such operations to Melle, Germany.

§4.8 Taxes. (a) Tax Returns. The Company and each of its Subsidiaries has timely filed or caused to be filed, or will have filed or caused to be filed all income tax returns and other material returns, statements, declarations, information statements, forms and reports for Taxes (the “Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date (taking into account any applicable extension of time within which to file), such Returns are correct in all material respects and all Taxes shown to be due on such Returns (and all other material Taxes that are due and payable whether or not required to be shown on any Tax Returns) have been paid or the Company and its Subsidiaries have made full provisions for such Taxes. “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest under all possible jurisdictions in which the Company and its Subsidiaries are doing business, including liability for the taxes of other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

(b) Other Tax Matters. Except as set forth in Section 4.8(b) of the Sellers’ Disclosure Letter:

(i) neither the Company nor any of its Subsidiaries is currently the subject of an audit, proceeding or other examination of Taxes by the taxing authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any material issue and neither the Company nor any of its Subsidiaries is otherwise aware of any such audits, proceedings or examinations, and no material issue has been raised by any taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any subsequent taxable period;

(ii) neither the Company nor any of its Subsidiaries has (x) entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of an amount of Taxes of the Company or any of its Subsidiaries that has not expired or (y) is presently contesting a Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency;

(iii) all Taxes that the Company or any of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable, except for such Taxes which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole; and

(iv) Neither the Company nor any of its Subsidiaries is a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated U.S. federal income tax return.

For purposes of the representations and warranties contained in this Section 4.8, the sale of Foreign Subsidiaries pursuant to Section 6.13 and any tax election pursuant to Section 6.10 shall be deemed not to have occurred.

§4.9 Intellectual Property. (a) Section 4.9(a) of the Sellers’ Disclosure Letter sets forth an accurate and complete list of all material Patents, Marks, registered Copyrights, registered domain names and pending applications for registrations of Copyrights, owned by the Company or its Subsidiaries and used in connection with the business of the Company and its Subsidiaries as currently conducted. Except as set forth in Section 4.9(a) of the Sellers’ Disclosure Letter, the Company and its Subsidiaries own all right, title and interest in or have the right to use, free and clear of all Liens (other than licenses and Permitted Liens), all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as presently conducted except where the failure to so own or use, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

(b) To the Knowledge of Sellers, the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company and its Subsidiaries does not infringe or misappropriate any Patent, Copyright, Mark, trade secret or other Intellectual Property right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Subsidiaries is a party). Neither the Company nor any of its Subsidiaries has received written notice of any claim challenging the use, ownership, validity or enforceability by the Company or any of its Subsidiaries of any Intellectual Property or alleging infringement or misappropriation by the Company or any of its Subsidiaries of any third party Intellectual Property, except for claims which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

(c) Except as set forth in Section 4.9(c) of the Sellers’ Disclosure Letter, neither the Company nor any of its Subsidiaries have alleged in writing that any other Person is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries which allegations have not been satisfactorily resolved.

(d) The Company and its Subsidiaries have taken reasonable measures to protect and maintain their owned Intellectual Property, except for such failures to protect or maintain such Intellectual Property which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

(e) To the Knowledge of Sellers, there are no facts or circumstances that would form a reasonable basis for any claim of infringement or misappropriation by any Person against the Company and any of its Subsidiaries or challenging the ownership, use, validity or enforceability of any Intellectual Property except for such claims which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

§4.10 Employee Matters. Except as set forth in Section 4.10 of the Sellers’ Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreements with respect to their respective employees. Except as set forth in Section 4.10 of the Sellers’ Disclosure Letter, (i) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries, (ii) no union organization campaign is pending, or to the Knowledge of Sellers, has been threatened with respect to the employees of the Company or any of its Subsidiaries, and (iii) there is no unfair labor practice, charge or complaint pending against the Company or any of its Subsidiaries except, in the case of clause (iii), as, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

§4.11 Employee Benefit Plans.

(a) Each employee benefit plan, including plans within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other material compensation arrangement, all of the foregoing to include any plan without regard to the jurisdiction in which such plan is maintained, that the Company, any of its Subsidiaries or any ERISA Affiliate maintains, is required to contribute to, or with respect to which the foregoing have any liability, for the benefit of any current or former employee or leased employee or independent contractor that is an individual or their dependants or beneficiaries (collectively, the “Employee Benefit Plans”) is set forth in Section 4.11(a) of the Sellers’ Disclosure Letter.

(b) Except as set forth in Section 4.11(b) of the Sellers’ Disclosure Letter or as, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole(i) each Employee Benefit Plan is in compliance with applicable Law and its terms and has been administered and operated in all respects therewith, including with respect to any obligation, whether under the plan or as a result of applicable Law, of the Company, its Subsidiaries, and all ERISA Affiliates related to any Employee Benefit Plan; (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code or otherwise approved by a Governmental or Regulatory Authority has received a favorable determination letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting an application for a determination letter with the Internal Revenue Service, and is awaiting receipt of a response) or approval from the relevant Governmental or Regulatory Authority and, to the Knowledge of Sellers, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or failure to issue, any such determination letter or other approval from the relevant Governmental or Regulatory Authority that it is not so qualified or approved; (iii) no Employee Benefit Plan is a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, covered by Title IV of ERISA; (iv) no Employee Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA, and no other Employee Benefit Plan which provides pension benefits has a material funding deficiency, and to the extent any such other Employee Benefit Plan is not fully funded, such underfunding is fully covered by insurance if required by applicable Law; (v) neither the Company nor any of its Subsidiaries nor, to the Knowledge of Sellers, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (vi) no claim, action or litigation, has been made, commenced or, to the Knowledge of Sellers, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied routine claims).

(c) With respect to each Employee Benefit Plan the Company has delivered to Purchaser all material documents, actuarial reports, funding agreements or contracts and any material correspondence with any Governmental or Regulatory Authority other than in the ordinary course of establishing, maintaining or administering such Employee Benefit Plan.

§4.12 Brokers’ or Finders’ Fees. Except for J.P. Morgan Securities Inc., no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or any of its Subsidiaries in connection with this Agreement or any of the transactions contemplated hereby.

§4.13 Environmental Laws and Regulations.

(a) Except as disclosed in Section 4.13(a) of the Sellers’ Disclosure Letter, except for such noncompliance as, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole (i) the Company and its Subsidiaries are in compliance with all Environmental Laws, (ii) neither the Company nor any of its Subsidiaries owns or operates nor, to the Knowledge of Sellers, have any of them formerly owned or operated, any site that, nor has the Company or any of its Subsidiaries sent wastes to, a site that, pursuant to any Environmental Law, has been placed on the “National Priorities List” or any similar list of sites with suspected or confirmed environmental problems; and (iii) the Company has made available to Purchaser copies of all material environmental or health and safety related assessments, studies, reports, analyses, regulatory inspection reports, correspondence with any Governmental or Regulatory Authority and results of investigations or releases of hazardous substances involving the Company and each of its Subsidiaries that are in the possession, custody or control of the Company or any of its Subsidiaries.

(b) Except as set forth in Section 4.13(b) of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, the Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for investigatory or cleanup obligations arising under Environmental Laws, in either case the subject or outcome of which, in the aggregate, would be material to the Company and its Subsidiaries taken as a whole.

(c) The representations and warranties in this Section 4.13 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

§4.14 Real and Personal Property. Section 4.14 of the Sellers’ Disclosure Letter sets forth a complete and accurate list and description of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as set forth in Section 4.14 of the Sellers’ Disclosure Letter or as would not be material, in the aggregate, with respect to Company and its Subsidiaries, the Company or a Subsidiary of the Company has good title to all of the Owned Real Property. With respect to each Lease, except as, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole, the Company or a Subsidiary of the Company, as applicable, has a valid and enforceable leasehold interest to the leasehold estate in the underlying property. Except as (a) set forth in Section 4.14 of the Sellers’ Disclosure Letter, (b) as specifically disclosed in the Balance Sheet, or (c) as would not be material to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the Balance Sheet or acquired after the date of the Balance Sheet, free and clear of any Liens, except for (i) assets which have been disposed of since the date of the Balance Sheet in the ordinary course of business and (ii) Permitted Liens.

§4.15 Related Party Transactions. Except as set forth in Section 4.15 of the Sellers’ Disclosure Letter, to the Knowledge of Sellers, none of the senior management of the Company or any director, officer, partner, shareholder or Affiliate of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

§4.16 Customers and Suppliers. Section 4.16 of the Sellers’ Disclosure Letter sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2004, showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period. Since the date of the Balance Sheet (i) no customer or supplier listed in Section 4.16 of the Sellers’ Disclosure Letter (A) has terminated its relationship with the Company and its Subsidiaries or (B) has, in the aggregate, materially and adversely reduced, or changed the pricing or other terms of, its business with the Company and its Subsidiaries and (ii) to the Knowledge of Sellers, no customer or supplier listed in Section 4.16 of the Sellers’ Disclosure Letter has notified the Company or any of its Subsidiaries that it intends to terminate, materially reduce, or change the pricing or other terms of, its business with the Company or its Subsidiaries (other than oral threats in the course of negotiation).

§4.17 Product Compliance. Section 4.17 of the Sellers’ Disclosure Letter identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products of the Company or any of its Subsidiaries since November 5, 2002. No product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to a recall required by any Governmental or Regulatory Authority and neither the Company nor the Subsidiary has any plans to initiate a voluntary product recall. To the Knowledge of Sellers, each type of product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries conforms in all material respects with all applicable Laws currently in effect and with the applicable requirements of industry standard organizations.

§4.18 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS IN ARTICLES III AND IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY SELLERS WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES. SELLERS HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES. EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES SHALL BE “AS IS” AND “WHERE IS”. SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES REGARDING ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES.

ARTICLE V

REPRESENTATIONS OF PURCHASER

§5. Representations of Purchaser. Purchaser represents and warrants as follows:

§5.1 Existence and Good Standing of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be.

§5.2 Authorization; Non-Contravention. Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by Purchaser and no other corporate or other organizational action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming that this Agreement constitutes a valid and binding obligation of each Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery and performance of this Agreement by Purchaser does not (a) conflict with any of the provisions of the articles of association or by-laws or other equivalent charter documents, as applicable, of Purchaser, in each case, as amended to the date of this Agreement, (b) conflict with or result in a breach of, or default under, any material Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound or subject or (c) subject to the consents, approvals, authorizations, declarations, filings and notices referred to in Section 5.3, contravene any Law or any Order currently in effect, which, in the case of clauses (b) and (c) above, would have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

§5.3 Consents and Approvals; No Violations. No consent or filing of or to any Governmental or Regulatory Authority or other third party, which has not been received or made, is necessary or required with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated by this Agreement, except for any consents or filings which, if not made or obtained, would not have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

§5.4 Purchase for Investment.

Purchaser will acquire the Shares for its own account for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Shares, in violation of German, U.S. or other applicable securities Laws.

§5.5 Financial Ability. Purchaser has the funds necessary to consummate the transactions contemplated hereby, including, without limitation, the ability to make (a) all payments due to Sellers in accordance with the terms hereof, (b) all payments due or necessary (if any) in order to repay all Repaid Indebtedness and (c) all payments due or necessary to the Transaction Expense Obligees in order to pay all Transaction Expenses.

§5.6 Accounting Principles. Purchaser acknowledges that it has fully reviewed, and hereby accepts, the historical accounting principles, methodologies and judgments of the Company.

§5.7 Investigation by Purchaser; Sellers’ Liability. Purchaser has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and its Subsidiaries. Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinion of Sellers, the Company or any of the Company’s representatives (except the specific representations and warranties of Sellers set forth in Articles III and IV of this Agreement), and Purchaser acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) none of Sellers, the Company, its Subsidiaries or any of their respective directors, officers, stockholders, employees, Affiliates, controlling Persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including set forth in management summaries relating to the Company, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise) provided or made available to Purchaser or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except that the foregoing limitations shall not apply to Sellers insofar as Sellers make the specific representations and warranties set forth in Articles III and IV of this Agreement; and

(b) none of Sellers, the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, Affiliates, advisors or representatives shall have any liability or responsibility whatsoever to Purchaser or its directors, officers, employees, Affiliates, agents or representatives on any basis (including in contract or tort, under U.S., German or other securities laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Company, in materials furnished in the Company’s data room, in presentations by the Company’s management or otherwise), to Purchaser or its directors, officers, employees, Affiliates, advisors, agents or representatives (or any omissions therefrom), except that the foregoing limitations shall not apply to Sellers insofar as Sellers make the specific representations and warranties set forth in Articles III and IV of this Agreement.

§5.8 Contact with Customers and Suppliers. Neither Purchaser nor any of its employees, agents, representatives, financing sources or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, franchise, supplier, distributor, customer or other material business relation of the Company or any of its Subsidiaries prior to the Closing for the purpose of discussing the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

§5.9 Brokers’ or Finders’ Fees. Except for Citigroup Global Markets Inc., no agent, broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or brokers’ or finders’ fees in connection with any of the transactions contemplated by this Agreement.

§5.10 Exclusivity of Representations. THE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS ARTICLE V ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER. PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ITSELF.

ARTICLE VI

COVENANTS

§6.1 Conduct of Business of the Company. Except as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Section 8.1:

(a) Sellers shall cause the Company and each of its Subsidiaries to conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice, to the extent consistent therewith, to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their current senior management as a group and maintain satisfactory relationships with any Person having significant business relationships with the Company or any of such Subsidiaries, and to continue to make the Site Consolidation Capital Expenditures in a manner consistent with the scheduled plan for such expenditures previously provided to Purchaser; and

(b) Sellers shall cause the Company and each of its Subsidiaries not to effect any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) make any change in or amendment to its articles of association or its by-laws (or comparable governing documents);

(ii) issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

(iv) make any material investment in, material acquisition of, or material capital contributions to, any Person, except as set forth in Section 6.1(b)(iv) of the Sellers’ Disclosure Letter;

(v) sell, lease or otherwise dispose of any of its properties or assets that are material to its business, except in the ordinary course of business consistent with past practice or as set forth in Section 6.1(b)(v) of the Sellers’ Disclosure Letter;

(vi) amend in any material respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract, except in the ordinary course of business consistent with past practice or as set forth in Section 6.1(b)(vi) of the Sellers’ Disclosure Letter;

(vii) incur any Indebtedness, other than short-term indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities or (y) make any loans or advances to any other Person, other than routine advances to employees consistent with past practice;

(viii) grant or agree to grant to any officer of the Company or any of its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend, agree to amend, or accelerate any accruals under any existing Employee Benefit Plans, except (w) as may be required under applicable Law, (x) pursuant to the Employee Benefit Plans or collective bargaining agreements of the Company or any of its Subsidiaries in effect on the date hereof, (y) in the ordinary course of business or (z) pursuant to employment, retention, change-of-control or similar type agreements in effect on the date hereof;

(ix) make or revoke any material tax election not required by Law or settle or compromise any material tax liability other than in the ordinary course of business;

(x) materially change accounting policies or procedures, except as required by Law or by IAS or IFRS;

(xi) subject to any Lien or otherwise encumber or, except for Permitted Liens, permit or allow to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any of its Subsidiaries;

(xii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area; or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, Purchaser acknowledges and agrees that the Company and each Subsidiary of the Company shall be permitted to pay cash dividends or make other cash distributions to their respective stockholders.

§6.2 Access and Information. (a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.1, Sellers shall cause the Company and each of its Subsidiaries to, upon reasonable notice, afford Purchaser and its employees, counsel, accountants, financing sources, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of the Company and its Subsidiaries and, during such period, Sellers shall cause the Company to furnish promptly to Purchaser all information concerning its or its Subsidiaries’ business, properties and personnel as Purchaser may reasonably request; provided, that the Sellers may restrict the foregoing access to the extent that in the reasonable judgment of the Sellers, any Law applicable to the Company requires it or its Subsidiaries to restrict access to any of its business, properties, information or personnel; provided, further, that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide any information or access that it reasonably believes could violate applicable Law, including Antitrust Laws.

(b) After the Closing, Purchaser shall provide Sellers and their representatives with reasonable access during normal business hours to the books and records of the Company and its Subsidiaries and the employees of the Company and its Subsidiaries for the purpose of complying with any Law or Order or cooperating with any investigation by any Governmental or Regulatory Authority or in defending against any claim by any third party, in each case as Sellers may reasonably desire, and Purchaser shall furnish Sellers such information concerning the Company or its Subsidiaries as Sellers may reasonably request to the extent the same relates to any period prior to the Closing.

(c) Purchaser hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, counsel, accountants, consultants, financing sources and other authorized representatives to contact) any supplier, distributor, or customer of the Company or any of its Subsidiaries prior to the Closing without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Information obtained by Purchaser and its respective employees, counsel, accountants, consultants, financing sources and other authorized representatives pursuant to this Section 6.2 shall be subject to the provisions of the Confidentiality Agreement by and between J.P. Morgan Securities Inc., as agent for the Company, and Purchaser, dated January 5, 2005 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the prior written consent of the Company.

(e) Without limiting the generality of Section 6.2, prior to the Closing Date, as soon as reasonably practicable after the end of every month and prior to the Closing Date (but in no event later than the twentieth (20th) day of the following month) beginning with the month in which this Agreement is signed, the Sellers shall cause the Company to deliver to Purchaser an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the applicable scheduled end of such month, and a related combined or consolidated statement of operations for such month, each meeting the standards for financial statements set forth in Section 4.3.

§6.3 Commercially Reasonable Efforts. (a) Subject to the terms and conditions herein (including, without limitation, Section 6.8), each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Sellers and Purchaser will use their respective commercially reasonably efforts to obtain any and all consents of all Governmental or Regulatory Authorities and other third parties necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that except as set forth in Section 6.8, none of the parties hereto shall be required to expend money or make monetary accommodations to obtain any such consents.

(b) In the event any claim, action, suit, investigation or other proceeding is commenced which threatens or questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use their respective commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an Order is issued in any such action, suit or other proceeding, to use their respective commercially reasonable efforts to have such Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

§6.4 Public Announcements. The parties hereto each agree to (i) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (ii) provide to each other party for review a copy of any such press release or public statement and (iii) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent (not to be unreasonably withheld) of the other parties to this Agreement, provided, however, that a party may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, that such action is required by Law or by the rules of any national stock exchange, in which event such party shall use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

§6.5 Employee Benefit Plans. (a) For at least one year following the Closing Date, Purchaser shall cause the Company to ensure that all current and former employees of the Company and its Subsidiaries receive employee benefits and base compensation that, taken as a whole, are not materially less favorable in the aggregate to the benefits received by such individuals immediately prior to the date hereof. The provisions of this Section 6.5 shall not create in any current or former employee of the Company or its Subsidiaries any rights to employment or continued employment with Purchaser, the Company or any of their respective Subsidiaries or Affiliates or any right to any specific terms or conditions of employment.

(b) For at least one year following the Closing Date, any employee benefit plan of Purchaser or its Affiliates providing medical, dental, pharmaceutical and/or vision benefits in which employees of the Company as of the Closing Date are eligible to participate following the Closing Date shall, except to the extent prohibited by the terms of such plan as in effect on the date hereof or applicable Law, (i) waive pre-existing condition exclusions, actively-at-work requirements and other limitations or restrictions on coverage for such employees and their covered dependents to the extent any such exclusions or requirements were satisfied by the applicable employee or dependent under a similar Employee Benefit Plan immediately prior to the Closing Date, and (ii) take into account eligible expenses incurred by such employees and dependents during the current plan year up to and including the date such employee’s or dependent’s participation in the applicable plan of Purchaser or its Affiliate commences for purposes of satisfying applicable coinsurance, co-payment, deductible, maximum out-of-pocket requirements and like adjustments or limitations, to the extent such expenses were recognized for similar purposes under any similar Employee Benefit Plan.

(c) Purchaser shall cause the Company to provide any employee of the Company or its Subsidiaries who continues to be an employee of the Company or its Subsidiaries as of the Closing Date, except to the extent prohibited by the terms of such plan as in effect on the date hereof or applicable Law, credit for such employee’s service with the Company for purposes of eligibility, vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under the employee benefit plans and employee compensation policies and practices of Purchaser or its Affiliates in which such employees participate to the extent prior service would be credited for similarly situated employees of Purchaser had they been hired on the date hereof.

§6.6 Notification of Certain Matters. Purchaser, on the one hand, and Sellers, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of Purchaser or the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries, as the case may be, or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VII not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party to this Agreement.

§6.7 Transfer Taxes. All transfer, sales and use, value-added, registration, documentary, stamp and similar Taxes imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by Purchaser.

§6.8 Antitrust Laws. (a) Each party hereto shall take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including filing the Notification and Report Form required under the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the Department of Justice and the Federal Trade Commission no later than the fifth (5th) Business Day following the date hereof.

(b) Purchaser shall be responsible for the payment of all filing fees under the Act against Restraints of Competition, Council Regulation (EEC) No. 4064189, the HSR Act and any other Antitrust Laws.

(c) Each party hereto shall use its commercially reasonable efforts (which shall include litigation) to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, in the context of this Section 6.8, “commercially reasonable efforts” shall include:

(i) if Purchaser or Sellers receive a formal request for additional information or documentary material from an Antitrust Authority, Purchaser and Sellers shall substantially comply with such formal request as soon as reasonably practicable and in any event within sixty (60) days following the date of its receipt thereof;

(ii) subject to Purchaser’s compliance with clause (i) above, Sellers shall not frustrate or impede Purchaser’s strategy or negotiating positions with any Antitrust Authority and promptly upon any filing, Purchaser or Sellers, as the case may be, shall provide the other party a complete copy of any filing with any Antitrust Authority (subject to redaction of financial information in non-overlapping codes and other material not reasonably needed by the other party or disclosure of which is prohibited by Antitrust Laws) and each of Purchaser and Sellers shall promptly respond to any request from the other for information or documentation reasonably requested by the other party in connection with the development and implementation of a strategy and negotiating positions with any Antitrust Authorities; provided that access to any such filing, information or documentation will, at such party’s request be restricted to such other parties, outside counsel and economists or advisers retained by such counsel;

(iii) Purchaser at its sole cost, shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Purchaser, the Company or any of its Subsidiaries, it being understood that Purchaser shall be permitted to negotiate in good faith with the Antitrust Authorities;

(iv) in the event any Antitrust Authority initiates a proceeding before any Governmental or Regulatory Authority seeking to restrain, enjoin or prohibit the sale of the Shares, Purchaser shall use its best efforts to prevent the entry of any order restraining, enjoining or prohibiting the sale of the Shares, including by retaining all appropriate expert witnesses and consultants. Sellers shall be permitted to participate in all aspects of the defense of such proceedings and Purchaser shall use its best efforts to prevail in the litigation. Purchaser shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order; and

(v) Purchaser shall not agree with any Antitrust Authority to delay the Closing, and shall not agree to provide advance notice of the Closing, to any Antitrust Authority, in each case, without the consent of Sellers.

(d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental or Regulatory Authority regarding any of the transactions contemplated hereby; provided, however, that no party shall be required to take any action waiving the attorney-client privilege.

(e) Purchaser shall be responsible for the payment of Sellers’ and the Company’s expenses in connection with obtaining the approval of any Antitrust Authority, including legal fees and expenses, in substantially complying with any formal request for additional information or documentary material from any Antitrust Authority and in connection with any litigation.

§6.9 Appointment of Sellers’ Representative. (a) Each Seller hereby irrevocably appoints Sellers’ Representative as its true and lawful attorney-in-fact, to act as its representative pursuant to Sections 2.3(a), 2.3(b), 7.1, 7.3 and 9.7 of this Agreement and, as such, to act as such Seller’s agent (with full power of substitution) and to take such action on such Seller’s behalf with respect to matters relating to Sections 2.3(a), 2.3(b), 7.1, 7.3 and 9.7 of this Agreement. Sellers’ Representative hereby accepts its appointment as Sellers’ Representative and the authority granted pursuant to this Section 6.9. Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in Sections 2.3(a), 2.3(b), 7.3 and 9.7 of this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against Sellers’ Representative.

(b) Without limiting the generality of this Section 6.9, each Seller hereby grants to Sellers’ Representative, the right, power and authority to (x) take all actions on behalf of Sellers as provided in Sections 2.3(a), 2.3(b), 7.1, 7.3 and 9.7 of this Agreement, including, but not limited to, (i) making decisions with respect to the determination of the Closing Working Capital, the Closing Cash and the Closing Capital Expenditures, (ii) entering into any settlement with Purchaser with respect to the Closing Working Capital, the Closing Cash and/or the Closing Capital Expenditures, (iii) submitting a dispute with respect thereto to the Arbitrator, (iv) waiving (or deeming to be satisfied) any of the conditions contained in Article VII to the obligations of the Sellers under this Agreement and (v) acting on behalf of such Seller in connection with any amendment of this Agreement and (y) to execute any and all other agreements or instruments in furtherance of or reasonably required in connection with the transactions contemplated by this Agreement including, without limitation, the Escrow Agreement.

(c) The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, or Purchaser, or any other evidence deemed by the Sellers’ Representative to be reliable, and the Sellers’ Representative shall be entitled to act on the advice of counsel selected by it. As against any other Seller, Sellers’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of such Sellers as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Sellers appointing it, severally according to their respective Applicable Percentages, against any and all liability and expense that the Sellers’ Representative may incur by reason of taking or continuing to take any such action.

(d) Sellers’ Representative shall be entitled to retain counsel and to incur such expenses as Sellers’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Sellers’

Representative shall be borne by the Sellers ratably in accordance with their respective Applicable Percentages and shall be paid, first, from the Purchase Price Escrow Amount (to the extent available after satisfaction of all obligations of the Sellers pursuant to Section 2.3(c)) and second, if necessary, by Sellers ratably in accordance with each Seller’s Applicable Percentage.

(e) Each Seller hereby agrees to severally indemnify Sellers’ Representative (in its capacity as such) ratably according to its Applicable Percentage against, and to hold Sellers’ Representative (in its capacity as such) harmless from, any and all losses or liabilities of whatever kind which may at any time be imposed upon, incurred by or asserted against Sellers’ Representative in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement, or in connection herewith in such capacity.

§6.10 Tax Elections. Purchaser shall be permitted to make or cause to be made an election under Section 338(g) of the Code and Sellers to cause the Company and its Subsidiaries to execute (immediately prior to the Closing and conditional on the Closing occurring) an IRS Form 8832 provided to the Company and/or its Subsidiaries by the Purchaser with respect to any change in the entity classification of Tetra Management GmbH from a corporation to “disregarded as an entity separate from its owner” pursuant to Treas. Reg. Section 301.7701-3 of the Code with an effective date prior to the Closing Date; provided, however, that none of the Sellers shall have any liabilities to Purchaser, and Purchaser shall indemnify, defend and hold each Seller harmless for any Taxes, losses or expenses resulting from either such tax election.

§6.11 No Solicitations. Sellers shall not, and shall not permit the Company or any of its Subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of the Company or any of its Subsidiaries (collectively, the “Representatives”), to, directly or indirectly, (i) discuss or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), or (ii) otherwise cooperate in any way with, or assist or encourage, any effort or attempt by any other person with respect to an Acquisition Transaction. Sellers agree not to (and to cause the Company and its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party.

§6.12 Nondisclosure. Each of the Sellers hereby covenants and agrees that each Seller and its Affiliates under its control shall not (A) as to Trade Secrets, as long as they remain Trade Secrets, and (B) as to Confidential Information, during the two-year period following the Closing Date, use or disclose any Trade Secrets or Confidential Information, except for disclosures to authorized representatives of the Company or Purchaser; provided, however, that the foregoing restrictions shall not apply to information that has entered the public domain other than by an unauthorized disclosure by any Seller or its Affiliates which it controls, any information required to be disclosed by a Governmental or Regulatory Authority or under applicable Laws, any information independently developed without reliance on any Trade Secrets or Confidential Information or Confidential Information received subsequently from third parties and not subject to confidentiality restrictions. For purposes of this Agreement, (A) “Trade Secret” means any information which constitutes a trade secret under applicable Law; and (B) “Confidential Information” is any data or information of the Company or any of its Subsidiaries other than Trade Secrets, whether currently existing or hereafter developed or acquired, which is competitively sensitive and not generally known to the public. For avoidance of doubt, there shall be no restriction on any Seller or their Affiliates to use or disclose the residual knowledge that has resulted from access to or work with the Trade Secrets or Confidential Information. The term “residual knowledge” as used herein means the general ideas, concepts, know-how or techniques used by the Company or any of its Subsidiaries and retained in the unaided mental impressions of Sellers’ or their Affiliates’ personnel who have had authorized access to such ideas, concepts, know-how and techniques. For the purposes of this Section, a recipient’s mental impressions (or memory) are only “unaided” if that recipient did not make any intentional effort to memorize the information for the purpose of retaining and subsequently using or disclosing such information for commercial or non-commercial exploitation.

§6.13 Foreign Subsidiaries. Immediately prior to the consummation of the transactions contemplated hereby, Sellers shall cause the Company and its Subsidiaries to sell certain Subsidiaries of the Company to be mutually and reasonably agreed by the Sellers’ Representative and Purchaser (such entities collectively, the “Foreign Subsidiaries”) to Purchaser or its Affiliate and Purchaser shall, or shall cause its designated Affiliates to, purchase the Foreign Subsidiaries, all pursuant to the Share Purchase Agreement in the form attached hereto as Exhibit A for aggregate consideration to be mutually and reasonably agreed between the Sellers’ Representative and Purchaser (the “Foreign Subsidiary Amount”), which the parties hereto acknowledge is being paid as a result of the inclusion of the Foreign Subsidiary Amount in the definition of Cash. None of the Sellers shall have any liability to Purchaser, and Purchaser shall indemnify, defend and hold each Seller harmless, for any Taxes, losses or expenses resulting from the sale of the Foreign Subsidiaries (including with respect to the allocation of value to the Foreign Subsidiaries). The Foreign Subsidiaries shall be treated as Subsidiaries of the Company on the Closing Date for purposes of Section 2.2, Section 2.3, the representations and warranties, the covenants, the conditions, and all other purposes under this Agreement.

§6.14 Officers and Directors. If requested by Purchaser, Sellers shall use their commercially reasonable efforts to obtain resignation letters, in form reasonably satisfactory to Purchaser, from such officers and/or directors of the Company or any of its Subsidiaries as is specified by Purchaser; provided, that in no event shall Sellers be required to (a) initiate litigation against any such officer or director, (b) in any manner terminate the employment relationship of any such Person with the Company or any such Subsidiary or (c) otherwise take any action which would reasonably be expected to result in any liability of any Seller in connection with obtaining the requested resignation letters, and Purchaser shall indemnify, defend and hold each Seller harmless for any losses or expenses incurred in connection with obtaining such resignation letters.

ARTICLE VII

CONDITIONS TO CLOSING

§7.1 Conditions to the Obligations of Each Party. The purchase and assumption of the Shares by Purchaser on the Closing Date and the sale and assignment of the Shares by Sellers on the Closing Date is conditioned on the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. The consummation of the transactions contemplated by this Agreement shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any Governmental or Regulatory Authority which prevents the consummation of the transactions contemplated by this Agreement or has the effect of making the transactions contemplated by this Agreement illegal.

(b) Antitrust Laws; Similar Laws. Any applicable waiting period (or any extension thereof), filings or approvals under the Antitrust Laws or regulations set forth in Section 7.1(b) of the Sellers’ Disclosure Letter shall have expired, been terminated, been made or been obtained.

§7.2 Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or waiver by Purchaser on or prior to the Closing Date of the following further conditions (except to the extent any of the following conditions no longer apply pursuant to Section 2.4 hereof):

(a) Performance. Sellers shall have delivered the Shares pursuant to transfer documentation reasonably satisfactory to Purchaser, free and clear of all Liens; and each Seller otherwise shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by such Seller at or prior to the Closing Date.

(b) No Material Adverse Effect. Since December 31, 2004, there shall have been no Material Adverse Effect with respect to the Company.

(c) Representations and Warranties. The representations and warranties of each Seller contained in Articles III or IV (ignoring for this purpose any qualifications as to materiality or “Material Adverse Effect”), shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined only as of such date), except for such failures to be true and correct (other than with respect to the representations and warranties contained in Sections 3.1 and 4.2) that do not have a Material Adverse Effect, individually or in the aggregate, with respect to the Company and its Subsidiaries taken as a whole or such Seller, as the case may be. The representations and warranties contained in Section 3.1 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and the representations and warranties contained in Section 4.2 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time. Purchaser shall have received a certificate from each Seller, executed by a duly authorized officer of such Seller, as to the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(c) (to the extent such condition relates to the Surviving Representations) on the Closing Date and, in the case of the conditions set forth in Sections 7.2(b) and 7.2(c) (other than to the extent such condition relates to the Surviving Representations) on the earlier of the Closing Date and the Trigger Date.

(d) Escrow Agreement. The Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), shall have been duly executed and delivered by Sellers and Wilmington Trust Company (the “Escrow Agent”).

(e) Pay-off Letters. Purchaser shall have received customary pay-off letters from (i) the Transaction Expense Obligees evidencing the payment of all Transaction Expenses and (ii) the holders of Repaid Indebtedness evidencing the repayment of all such Repaid Indebtedness and release of related Liens.

(f) Audited Financials. Purchaser shall have received a consolidated audited balance sheet of the Company and its Subsidiaries as of December 31, 2004, together with the related consolidated statements of operations and cash flow for the fiscal year then ended, and such balance sheet and related consolidated statements of operations and cash flow shall not differ from the consolidated unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2004, together with the related consolidated statements of operations and cash flow for the fiscal year then ended, referenced in Section 4.3(a) hereof, except for differences which do not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(g) Shareholders Agreements. Each of (i) the Shareholders’ Agreement, by and among Triton Managers, BGLD Managers, APEF II-A, APEF II-B, Harald Quandt and the Company, dated April 22, 2003 and (ii) the Shareholders’ Agreement, by and among Triton Managers, BGLD Managers, Tetra Managers and the Company, dated April 22, 2003, shall have been terminated.

§7.3 Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of or waiver by Sellers’ Representative on or prior to the Closing Date of the following further conditions:

(a) Performance. Purchaser shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Purchaser contained in Article V (ignoring for this purpose any qualifications as to materiality or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined only as of such date), except for such failure to be true and correct that do not have a Material Adverse Effect with respect to Purchaser. Sellers shall have received a certificate from Purchaser, executed by a duly authorized officer of Purchaser, as to the satisfaction of the conditions set forth in Section 7.3(a) and this Section 7.3(b).

(c) The Escrow Agreement shall have been duly executed and delivered by Purchaser and the Escrow Agent.

§7.4 Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to comply with its obligations under Section 6.3 or Section 6.8.

ARTICLE VIII

TERMINATION AND ABANDONMENT

§8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual consent of Sellers and Purchaser;

(b) by either Purchaser, on the one hand, or Sellers, on the other hand, if:

(i) any Governmental or Regulatory Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this Section 8.1(b)(i) shall have used its commercially reasonable efforts to challenge such Law or Order in accordance with Section 6.3 and Section 6.8, as applicable; or

(ii) the Closing shall not have occurred on or prior to the date that is one hundred eighty (180) days from the date of this Agreement (the “Termination Date”); provided, that such date may be extended, from time to time, by the Sellers’ Representative by notice to Purchaser in the event the Closing shall not have occurred prior to such date as a result of the failure to satisfy the condition set forth in Section 7.1(b) and for such amount of time as is necessary, in the reasonable determination of the Sellers’ Representative, to satisfy such condition, but in no event shall the Sellers’ Representative extend such date beyond the date which is the first anniversary of the date hereof ; provided, further that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing to occur on or before such date.

(c) by Sellers, if: (x) any of the representations and warranties of Purchaser contained in this Agreement shall fail to be true and correct, or (y) there shall be a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement that, in the case of either (x) or (y), (A) would result in the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) which is not curable or, if curable, is not cured upon the thirtieth (30th) day after written notice thereof is given by Sellers to Purchaser; provided, that Sellers may not terminate this Agreement pursuant to this Section 8.1(c) if Sellers are in material breach of this Agreement; or

(d) by Purchaser, if: (i) (x) any of the representations and warranties of Sellers contained in this Agreement shall fail to be true and correct that would result in the failure of a condition set forth in Sections 7.2(a), (y) any Seller shall breach any covenant or agreement of such Seller in this Agreement that would result in the failure of a condition set forth in Section 7.2(c) (to the extent applicable in accordance with the terms of Section 2.4), or (z) since December 31, 2004 and prior to the Trigger Date, a Material Adverse Effect shall have occurred and (ii) which in each case of clauses (x), (y) or (z) is not curable or, if curable, is not cured upon the thirtieth (30th) day after written notice thereof is given by Purchaser to Sellers; provided, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(d) if Purchaser is in material breach of this Agreement.

§8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Purchaser, on the one hand, or Sellers, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Purchaser or Sellers, except that Section 6.2(b) (Access and Information), Section 6.2(d) (Access and Information), 6.4 (Public Announcements), 6.8(e) (Antitrust Laws), this Section 8.2 and Article IX shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party to this Agreement of liability for fraud or willful breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

§9.1 Fees and Expenses. Except as set forth in Sections 6.7, 6.8(b) and 6.8(e), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

§9.2 Survival of Representations and Warranties; Covenants. Except for the representations and warranties in Sections 3.1, 3.2 (first three sentences only), and 4.2 (the “Surviving Representations”) which shall be deemed to have been made as of the Closing Date and shall survive for a period of one (1) year from the Closing Date, none of the representations and warranties set forth in this Agreement and in any certificate delivered at the Closing in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby, and, except with respect to the Surviving Representations, Purchaser shall have no post-Closing remedy for breaches of any representation or warranty set forth in this Agreement or in any certificate delivered at the Closing. Covenants contained in this Agreement shall survive in accordance with their terms. Following the Closing, Purchaser’s sole and exclusive remedy with respect to the matters set forth in the representations and warranties in Sections 3.1, 3.2 (first three sentences only), and 4.2 shall be an action for the breach of such representations and warranties, to the extent such representations and warranties survive.

§9.3 Notices.

All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a) if to Sellers, to them at:

Triton Advisers (UK) Ltd.

105 Piccadilly

London W1J 7NJ

Attention: Newton Aguiar

Fax: +44 207 297 6188

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Oliver C. Brahmst, Esq.

Fax: 212 354 8113; or

(b)    if to Purchaser to it at:

c/o United Industries Corporation

2150 Schuetz Road

St. Louis, Missouri 63146

Fax: (314)253-5962

Attn: Mr. Robert Caulk

with a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, Georgia 30309-3996

Fax: (404) 853-8806

Attn: Mark D. Kaufman, Esq.

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 9.3 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

§9.4 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

§9.5 Disclosure. Any matter set forth in any section of the Sellers’ Disclosure Letter shall be deemed set forth in all other sections of the Sellers’ Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such matter is responsive to such other sections of the Sellers’ Disclosure Letter whether or not a specific cross-reference appears. The inclusion of any information (including EUR amounts) in any section of the Sellers’ Disclosure Letter shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Sellers’ Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Sellers’ Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, the Sellers’ Disclosure Letter and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of applicable Law or breach of contract).

§9.6 Release. Effective as of the Closing Date, Purchaser (the “Releasor”), on behalf of itself and its heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each of the stockholders of the Company prior to the Closing and each of their respective past, present or future officers, managers, directors, stockholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively, “Claims”) which the Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date. The Releasor agrees not to, and agrees to cause its Affiliates and Subsidiaries (including the Company and any of its Subsidiaries) not to, assert any Claim against the Releasees. Notwithstanding the foregoing, the Releasor and its heirs, legal representatives, successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement.

§9.7 Binding Effect; Benefit; Assignment; Amendment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, that Purchaser may assign its rights, interests or obligations under this Agreement to an Affiliate, but no such assignment shall relieve Purchaser of its obligations under this Agreement. This Agreement may not be amended except by a written instrument executed by Purchaser and Sellers’ Representative.

§9.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may deliver an executed copy of this Agreement and any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

§9.9 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

§9.10 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

§9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

§9.12 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives, and agrees to cause its Subsidiaries to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

§9.13 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

§9.14 No Strict Construction. The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

§9.15 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the parties hereto have caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

RAYOVAC CORPORATION

By:	/s/ Kent J. Hussey
Name:	Kent J. Hussey
Title:	President & C.O.O.

TRITON MANAGERS LIMITED

By:	/s/ Newton Aguiar
Name:	Newton Aguiar
Title

BGLD MANAGERS LIMITED

By:	/s/ Newton Aguiar
Name:	Newton Aguiar
Title

AXA PRIVATE EQUITY FUND II-A

By:	/s/ Beatrice Beitmann
Name:	Beatrice Beitmann
Title	Director AXA Private Equity

AXA PRIVATE EQUITY FUND II-B

By:	/s/ Beatrice Beitmann
Name:	Beatrice Beitmann
Title	Director AXA Private Equity

TETRA MANAGERS BETEILIGUNGSGESELLSCHAFT MBH

By:	/s/ Newton Aguiar
Name:	Newton Aguiar
Title

HARALD QUANDT HOLDING GMBH

By:	/s/ Beatrice Beitmann
Name:	Beatrice Beitmann
Title	Director AXA Private Equity

TRITON MANAGERS LIMITED as Sellers’ Representative

By:	/s/ Newton Aguiar
Name:
Title:

ANNEX I

TRITON PERSONS

(a) certain limited partnerships organized under the laws of Jersey which collectively constitute the Triton Fund;

(b) each of the following Jersey registered limited partnerships:

Triton Fund (No.1) L.P.

Triton Fund (No.2) L.P.

Triton Fund (No.3) L.P.

Triton Fund (No.4) L.P.

Triton Fund (No.5) L.P.

Triton Fund (No.6) L.P.

Triton Fund (No.7) L.P.

Triton Fund (No.8) L.P.

Triton Fund (No.9) L.P.

Triton Fund (No.10) L.P.

Triton Fund (No.11) L.P.

Triton Fund (Executives) L.P.

Triton Fund 1A Limited Partnership; and

(c) for the account of Brederode S.A. (formerly Monceau-Zolder S.A.).

ANNEX II

SHARES

Shareholder	Nominal amount of shares in EUR (total)	% ownership
Triton Managers	11,150.0	44.50
BGLD Managers	4,950.0	19.83
APEF II A	4,100.0	16.41
APEF II B	1,300.0	5.31
Harald Quandt	100.0	0.28
Tetra Managers	3,400.0	13.67

Total	25,000.0	100.00

Notes:

BGLD Managers holds two shares with the nominal value of EUR 4,700 and EUR 250

APEF II A holds two shares with the nominal value of EUR 3,850 and EUR 250

ANNEX III

CURRENT ASSETS

Included Current Assets:

Trade Account Receivables (net)

Other Receivables (net)

Inventory (net)

All Other Current Assets

Excluded Current Assets:

Pensions (part of Other Receivables)

Hedging (part of All Other Current Assets)

Disagio (part of All Other Current Assets)

Pfizer France Carve Out (part of All Other Current Assets)

ANNEX IV

CURRENT LIABILITIES

Included Current Liabilities:

Trade Payables

Account Payables Other

Account Payables Taxes

All Other

Excluded Current Liabilities

Hedging Liability (Swaps) (part of All Other)

Provision for Jubilee-Expense (part of All Other)

Interest Liability (part of All Other)

Pfizer France Carve Out (part of All Other)

Deal Related (part of All Other)

EXHIBIT A

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

Dated as of [            ] [    ], 2005

By and Among

ROV HOLDING, INC.

RAYOVAC CORPORATION

TETRA INTERNATIONAL HOLDING GmbH

ZOOMEDICA FRICKHINGER GmbH

and

TETRA GmbH

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of [            ] [    ], 2005, by and among ROV Holding, Inc. (“Purchaser”), a Delaware corporation, Rayovac Corporation, a Wisconsin corporation (“Rayovac”) and Tetra International Holding GmbH, Zoomedica Frickhinger GmbH and Tetra GmbH, each a limited liability company organized under the laws of the Federal Republic of Germany (collectively, “Sellers”), being the sole shareholders of Tetra (UK) Limited (“Tetra UK”), Tetra Holding (US), Inc. (“Tetra US”), Tetra (France) SAS (“Tetra France”), Tetra Japan K.K. (“Tetra Japan”), Tetra Italia Srl (“Tetra Italy”) and Tetra Aquatic Asia Pacific PTE Ltd. Singapur (“Tetra Singapore”) (such entities collectively, the “Foreign Subsidiaries”).

W I T N E S S E T H:

WHEREAS, Rayovac and the shareholders of Tetra Holding GmbH are parties to that certain Share Purchase Agreement dated                  , 2005 (the “Master Agreement”);

WHEREAS, the Master Agreement contemplates the delivery of this Agreement at the Closing;

WHEREAS, all capitalized terms used herein and not defined herein have the meanings given such terms in the Master Agreement;

WHEREAS, Sellers own all issued and outstanding equity interests in the Foreign Subsidiaries (collectively, the “Shares”);

WHEREAS, Sellers desire to sell, and Purchaser desires to purchase, the Shares pursuant to this Agreement; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Shares pursuant to this Agreement, Purchaser shall own all of the equity interests of the Foreign Subsidiaries.

NOW, THEREFORE, IT IS AGREED:

§1.1 Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell, assign, transfer and deliver to Purchaser on the Closing Date, and Purchaser agrees to purchase from Sellers on the Closing Date, and Rayovac agrees to cause Purchaser to purchase from Sellers on the Closing Date, the Shares, free and clear of any and all Liens.

§1.2 Closing. The sale referred to in Section 1.1 shall take place at [            ] at the offices of White & Case LLP [    ], on the Closing Date and simultaneously with

the consummation of the transactions contemplated by the Master Agreement. In full consideration for the purchase of the Shares, Purchaser shall pay at Closing [            ] (the “Purchase Price”), which the parties hereto acknowledge shall be paid by inclusion of such amount in the definition of “Cash” contained in the master Agreement, and which shall be allocated among the Foreign Subsidiaries as described in Schedule 1.2 attached hereto.

§1.3 Representations and Warranties. Sellers make no representations and warranties in respect of the Shares or the Foreign Subsidiaries themselves in this Agreement. The Foreign Subsidiaries shall be treated as Subsidiaries of the Company for purposes of the representations and warranties in the Master Agreement.

§1.4 Survival of Covenants. Covenants contained in this agreement shall survive in accordance with their terms.

§1.5 Notices. All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by facsimile (upon confirmation of receipt), as follows:

(a) if to Sellers, to:

Triton Advisers (UK) Ltd.

105 Piccadilly

London W1J 7NJ

Attention: Newton Aguiar

Fax: +44 207 297 6188

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Oliver C. Brahmst, Esq.

Fax: 212 354 8113; or

(b) if to Purchaser or Rayovac, to:

c/o United Industries Corporation

2150 Schuetz Road

St. Louis, Missouri 63146

Fax: (314)253-5962

Attn: Mr. Robert Caulk

with a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, Georgia 30309-3996

Fax: (404) 853-8806

Attn: Mark D. Kaufman, Esq.

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 1.5 to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third Business Day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

§1.6 Fees and Expenses; Transfer Taxes. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by Purchaser. All transfer, sales and use, value-added, registration, documentary, stamp and similar Taxes (as such term is defined in the Master Agreement) imposed in connection with the sale of the Shares or any other transaction that occurs pursuant to this Agreement shall be borne solely by Purchaser.

§1.7 Entire Agreement. This Agreement together with the Master Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

§1.8 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties. This Agreement may not be amended except by a written instrument executed by each of the parties hereto.

§1.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any Party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another Party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

§1.10 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 1.5, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

§1.11 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

§1.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

§1.13 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives, and agrees to cause the Foreign Subsidiaries to waive, all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

§1.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

§1.15 No Strict Construction. The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

§1.16 Table of Contents; Captions. The table of contents and the Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties hereto have caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized all as of the day and year first above written.

ROV HOLDING, INC.

By:
Name:
Title:

RAYOVAC CORPORATION

By:
Name:
Title:

TETRA INTERNATIONAL HOLDING GmbH

By:
Name:
Title:

ZOOMEDICA FRICKHINGER GmbH

By:
Name:
Title:

TETRA GmbH

By:
Name:
Title:

Schedule 1.2

Allocation of Purchase Price Among Foreign Subsidiaries

EXHIBIT B

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is dated as of [            ], 2005, by and among Triton Managers Limited (“Sellers’ Representative”), a limited liability company organized under the laws of Jersey, Channel Islands, as Sellers’ Representative, Rayovac Corporation (“Purchaser”), a company organized and existing under the laws of Wisconsin, and Wilmington Trust Company (the “Escrow Agent”), a Delaware banking corporation.

W I T N E S S E T H:

WHEREAS, Purchaser has, on the date hereof, acquired from Sellers all the issued and outstanding shares of Tetra Holding GmbH, pursuant to a Share Purchase Agreement (the “Acquisition Agreement”), dated as of March             , by and between Purchaser and Sellers;

WHEREAS, Section 2.2 of the Acquisition Agreement provides that Purchaser shall deposit €2,000,000 (the “Escrow Amount”) into escrow with the Escrow Agent to secure the obligations of Sellers to make the payments, if any, pursuant to Section 2.3(c) of the Acquisition Agreement; and

WHEREAS, the parties hereto have agreed upon and wish to set forth herein the terms and conditions of this Agreement with respect to the Escrow Fund (as defined below) to be held by the Escrow Agent.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers’ Representative, Purchaser and the Escrow Agent hereby covenant and agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Acquisition Agreement.

2. Escrow Agent. Purchaser and Sellers’ Representative hereby designate and appoint the Escrow Agent to serve in accordance with the terms, conditions and provisions of this Agreement. The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms, conditions and provisions of this Agreement.

3. Escrow Fund. Pursuant to Section 2.2 of the Acquisition Agreement, Purchaser hereby deposits into escrow with the Escrow Agent the Escrow Amount (such amount, together with any investment income thereon, the “Escrow Fund”). The Escrow Fund held by the Escrow Agent pursuant to this Agreement shall constitute trust property for the purposes for which it is held.

4. Liabilities Secured by Escrow Fund. The Escrow Fund shall, subject to the terms and conditions of this Agreement, be held as security for the obligations of Sellers to make the payments set forth in Section 2.3(c) of the Acquisition Agreement.

5. Claims. (a) If, after final calculation of the Purchase Price pursuant to Section 2.3(b) of the Acquisition Agreement, the aggregate of the Closing Payment Amount and the Purchase Price Escrow Amount exceeds the Purchase Price, Purchaser shall, within 3 business days of such calculation, deliver to the Escrow Agent a certificate (the “Certificate”) which shall state the amount (the “Claimed Amount”) payable by Sellers (A) as set forth on the attached written agreement between Purchaser and Sellers’ Representative attached to the Certificate or (B) as set forth in the documentation reflecting the final decision of the arbitrator pursuant to Section 2.3(b) of the Acquisition Agreement attached to the Certificate. The Certificate shall be telecopied or sent by certified mail, postage prepaid, with a copy to Sellers’ Representative.

(b) Upon receipt of the Certificate, the Escrow Agent shall deliver to Purchaser so much of the Escrow Fund as may be available and as may be necessary in order to pay the Claimed Amount in full, and the Escrow Agent shall deliver all remaining Escrow Funds, if any, to the Sellers’ Representative.

(c) In the event that Purchaser has not delivered to the Escrow Agent a Certificate within 3 business days of the final calculation of the Purchase Price pursuant to Section 2.3(b) of the Acquisition Agreement, then the Escrow Agent shall automatically and without further instructions from Sellers’ Representative or Purchaser promptly release the balance of the Escrow Fund to Sellers’ Representative.

6. Fees and Expenses. Each of Purchaser and Sellers’ Representative agrees to pay the Escrow Agent fifty percent 50% of the fees set forth on Schedule 1 hereto (incorporated herein by reference). Each of Purchaser and Sellers’ Representative further agrees to reimburse the Escrow Agent an amount equal to fifty percent 50% of any reasonably documented expenses, including reasonable counsel fees and expenses which it may incur in acting hereunder, and the Escrow Agent’s claim therefor shall constitute a first lien against the Escrow Fund. The provisions of this Section 6 shall survive the resignation or removal of the Escrow Agent and any termination of this Agreement.

7. Responsibilities of the Escrow Agent. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control with respect to such Escrow Agent’s rights, duties, liabilities and immunities:

(a) The Escrow Agent shall act hereunder as depository only, and it shall not be responsible or liable in any manner whatsoever for the sufficiency of any amount deposited with it. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no further duties or responsibilities shall be implied. Except for the defined terms in the Acquisition Agreement, the Escrow Agent shall have not have any liability under, nor duty to inquire into the terms and provisions of any agreements or instructions, other than outlined in this Agreement.

(b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

(c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, or for any mistake of fact or law or for anything which it may do or refrain from doing in connection herewith, except for fraud, gross negligence, willful misconduct or for any action taken or omitted in bad faith that a court of competent jurisdiction determines was the primary cause of a loss to either Sellers’ Representative or Purchaser. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given by either Seller or Purchaser. Sellers’ Representative and Purchaser, jointly and severally, covenant and agree to indemnify and hold the Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, reasonable costs and expenses, including reasonable out-of-pocket, incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim (“Damages”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instruction or direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, Sellers’ Representative and Purchaser, jointly and severally, also covenant and agree to indemnify and hold the Indemnitees and each of them harmless from and against any Damages that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Agreement; provided the Escrow Agent has not acted with fraud, gross negligence or bad faith or engaged in willful misconduct. The provisions of this Section 7(c) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

(d) In the administration of this Agreement and the Escrow Fund hereunder, the Escrow Agent may consult with counsel or accountants to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel or accountant.

(e) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in writing received by it.

(f) The Escrow Agent may resign at any time by giving written notice thereof to each of Sellers’ Representative and Purchaser, but such resignation shall not become effective until a successor Escrow Agent mutually agreed to by Sellers’ Representative and Purchaser shall have been appointed and shall have accepted such appointment in writing. In the event that an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within thirty (30) days after the giving of such notice of resignation, the resigning Escrow Agent may, at the joint and several expense of Sellers’ Representative and Purchaser, petition any court of competent jurisdiction for the appointment of a successor Escrow Agent. The Escrow Agent shall have the right to withhold an amount from the Escrow Fund equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the appointment of a successor Escrow Agent. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent under this Agreement without further act.

(g) The Escrow Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Escrow Fund shall be to deal such Escrow Fund in the same manner as the Escrow deals with similar property for its own account.

8. Investment of Escrow Fund. (a) The Escrow Fund shall be invested and reinvested by the Escrow Agent in any one or more Permitted Investments (as defined below) from time to time as maturities occur and as directed in writing by Seller.

“Permitted Investments” shall mean each of (i) U.S. dollar denominated, direct, noncallable, full-faith-and-credit obligations of the federal government of the United States of America, (ii) certificates of deposit, banker’s acceptances or time deposits having maturities of six months or less from the date of acquisition and issued by a United States commercial bank which has unsecured senior debt securities or letters of credit rated at least P-1 by Moody’s Investors Service, Inc. or A-1 by Standard & Poor’s Corporation, (iii) commercial paper or securities with maturities of 90 days or less from the date of acquisition rated at least P-1 by Moody’s Investors Service, Inc. and A-1 by Standard & Poor’s Corporation (or, with respect to clauses (ii) and (iii) above, if neither of such rating agencies is then providing ratings, the equivalent thereof by another investor service of comparable national recognition selected by Sellers’ Representative and reasonably acceptable to Purchaser) and (iv) a money market mutual fund which invests primarily in the Permitted Investments set forth in (i), (ii) or (iii).

(b) The Escrow Agent shall invest the Escrow Fund in The Wilmington U.S. Government Portfolio/Service class shares in the absence of written instructions of Sellers’ Representative as to the investment of the Escrow Fund.

(c) Neither Seller nor the Escrow Agent shall have liability for any loss incurred as a result of investments made in accordance with the provisions of this Section.

9. Investment Income. (a) All investment income shall be retained and reinvested as provided in Section 8 hereof until distributed pursuant to the terms hereof. All proceeds received by the Escrow Agent in respect of any investments of the Escrow Fund shall be added to and become part of the Escrow Fund.

(b) The Escrow Agent may liquidate any investments made hereunder at such time as it shall deem necessary to make payments in accordance with the provisions hereof. The Escrow Agent shall have no liability for any loss incurred as a result of liquidation made by it in accordance with the provisions of this Section 9(c).

10. Amendment and Termination. This Agreement may be amended or terminated by and upon written notice to the Escrow Agent at any time given jointly by Purchaser and Sellers’ Representative, but the duties or responsibilities of the Escrow Agent may not be amended or modified without its consent.

11. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or when sent by fax or other facsimile transmission (with receipt confirmed), or when sent via express delivery service and addressed as follows (or at such other addresses as the parties may designate by written notice in the manner aforesaid):

If to Purchaser:

c/o United Industries Corporation

2150 Schuetz Road

St. Louis, Missouri 63146

Fax: (314) 253-5962

Attention: Mr. Robert Caulk

with a copy (which shall not constitute notice) to:

Sutherland Asbill & Brennan LLP

999 Peachtree Street, N.E.

Atlanta, Georgia 30309-3996

Fax: (404) 853-8806

Attention: Mark D. Kaufman, Esq.

If to Sellers’ Representative:

c/o Triton Advisers (UK) Ltd.

105 Piccadilly

London, W1J 7NJ

Fax: 44-207-297-6188

Attention: Newton Aguiar

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 20036

Fax: (212) 354-8113

Attention: Oliver Brahmst, Esq.

If to the Escrow Agent:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

Fax: (302) 651-[            ]

Attention: Corporate Trust/Custody Department

or to such other Person as shall be designated in writing by any such party, and such notice or communication shall be deemed to have been given as of the date of this Agreement so delivered, sent by fax or mailed.

12. Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto; provided, however, Purchaser may assign all or any portion of its rights and obligations under this Agreement to any Person, including, without limitation, to its financing sources or financing sources of any of its Subsidiaries by way of security, to any Person appointed to enforce such security or to any Person in connection with such enforcement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

13. Execution by Escrow Agent. The execution of this Agreement by the Escrow Agent shall evidence its acceptance and agreement to the terms hereof.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Any party may deliver an executed copy of this Agreement and of any documents contemplated hereby by facsimile transmission to another party and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCLUDING ONLY ITS CHOICE OF LAW RULES.

IN WITNESS WHEREOF, the parties hereunto have duly caused this Agreement to be executed as of the date first above written.

TRITON MANAGERS LIMITED, as Sellers’ Representative

By:
Name:
Title:

RAYOVAC CORPORATION

By:
Name:
Title:

WILMINGTON TRUST COMPANY, as Escrow Agent

By:
Name:
Title: